Exhibit 99.1

FOR IMMEDIATE RELEASE

Alphatec Holdings Announces Third Quarter 2014 Revenue and Financial Results

CARLSBAD, CA, October 30, 2014 – Alphatec Holdings, Inc. (Nasdaq: ATEC), the parent company of Alphatec Spine, Inc., a global provider of spinal fusion technologies, announced today financial results for the third quarter ended September 30, 2014.

•	Third quarter consolidated net revenues of $51.0 million.

•	Third quarter adjusted EBITDA of $8.2 million, 16.1% of revenue, representing 23% growth over prior year.

•	Arsenal™ Spinal Fixation System – Over 200 patient procedures successfully completed and expansion of the beta launch expected to commence in November 2014.

Highlights of Alphatec Spine’s Third Quarter 2014

•	U.S. revenue of $34.8 million, representing more than 3% growth over third quarter of 2013.

•	International revenue of $16.2 million, representing approximately 1% growth in constant-currency over the third quarter of 2013. Revenues from international operations represent 32% of global revenues.

•	Sales from less-invasive product solutions increased by over 35% internationally and approximately 9% overall over the third quarter of 2013, driven primarily by continued adoption of the Illico MIS platform.

•	Biologics revenue grew 18% over the prior year in the U.S., which is attributable to the Company’s broad product suite that provides a wide variety of effective options to address surgeon’s needs and preferences.

•	Consolidated gross margin improved to 71.2% from 48.3% in the third quarter of 2013. The improvement was primarily due to significant one-time charges incurred in the prior year as well as continued focus on managing costs and driving efficiencies across the supply chain.

•	Ending unrestricted cash balance of $20.2 million. French restructuring initiative was successfully completed.

•	Company plans to let the Deerfield credit facility expire on January 30th, 2015 after one final draw of $6M before the end of 2014.

“During the third quarter we continued to make steady progress across our global business. We are making strides to drive overall sales growth,” said Jim Corbett, President and CEO of Alphatec Spine. “We believe that the Arsenal spinal fixation system is a key lever for supporting future expansion of our business. Based on the extremely positive feedback from the Arsenal beta launch thus far and growing demand for the product, we remain confident in the Company’s long-term growth prospects.”

Mr. Corbett added, “The third quarter also marked another strong quarter for adjusted earnings for the company, which is attributable to continued diligence in driving efficiencies and cost

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savings across the organization. The organization remains fully engaged and committed to executing on our strategy of successfully launching the Arsenal fusion system and profitably expanding our global business through our broad portfolio of spinal fusion products.”

In addition, today the Company announced that it has initiated a final draw down of an additional $6 million from the Deerfield Management Company credit facility to service the Orthotec settlement quarterly payment obligations through mid-2016. Upon the execution of this draw down, the Company does not anticipate drawing down any additional funding from the Deerfield credit facility and plans to let the facility expire on January 30th, 2015. In accordance with the terms of the Deerfield credit facility, the Company anticipates issuing an additional 1.2 million warrants to Deerfield when the $6 million draw down is executed.

Quarter Ended September 30, 2014

Consolidated net revenues for the third quarter of 2014 were $51.0 million, up approximately 2%, as reported and over 2% on a constant-currency basis, compared to $50.2 million reported for the third quarter of 2013.

U.S. net revenues for the third quarter of 2014 were $34.8 million, up approximately 3%, compared to $33.7 million reported for the third quarter of 2013.

International net revenues for the third quarter of 2014 were $16.2 million, down approximately 2%, as reported and up nearly 1% on a constant-currency basis, compared to $16.5 million for the third quarter of 2013. Excluding revenues from the cessation of sales in France, international revenues grew approximately 7% over the same period in 2013.

Consolidated gross profit and gross margin for the third quarter of 2014 were $36.3 million and 71.2%, respectively, compared to $24.2 million and 48.3%, respectively, for the third quarter of 2013.

Gross margin in the third quarter increased 22.9% over prior year primarily due to a reduction in non-recurring charges to cost of goods sold during the prior period including the Company’s French restructuring and discontinuation of its Puregen product, the ending of the Cross Medical settlement amortization, and continued diligence at managing costs and operational efficiencies.

Gross profit in the third quarter of 2014 increased 49.8% over prior year including a significant reduction in the cost of revenues associated with non-recurring charges mentioned previously as well as continued diligence around managing overall costs and an overall increase in sales volume.

Total operating expenses for the third quarter of 2014 were $34.6 million, down approximately 8% compared to the third quarter of 2013. Increased R&D spending was primarily associated with product design and development activities and beta launch of the Arsenal spinal fixation system, as well as in-process research and development expenses (IPR&D) incurred in the third quarter of 2014, offset by improvements in general and administrative expenses and non-recurring restructuring expenses.

GAAP net loss for the third quarter of 2014 was $3.0 million or ($0.03) per basic share and ($0.04) per diluted share, compared to a net loss of $14.5 million, or ($0.15) per share (basic and diluted) for the third quarter of 2013.

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Adjusted EBITDA in the third quarter of 2014 was $8.2 million, or 16.1% of revenues, compared to $6.7 million, or 13.4% of revenues reported in the third quarter of 2013. Third quarter 2014 adjusted EBITDA represents net income excluding effects of interest, taxes, depreciation, amortization, stock-based compensation and IPR&D.

Unrestricted cash and cash equivalents were $20.2 million at September 30, 2014, compared to $19.0 million of cash reported at June 30, 2014. Additionally, the Company has reported $2 million of restricted cash, which must be used for future payment obligations associated with the Orthotec settlement.

2014 Financial Guidance

The Company expects full-year consolidated revenues for 2014 to come in towards the lower end of the previously established guidance range of $208 million to $212 million.

The Company expects full-year 2014 Non GAAP Adjusted EBITDA to come in towards the lower end of the previously established guidance range of $30 million to $33 million, or approximately 19% to 31% over 2013.

Conference Call

Alphatec Spine will webcast its Quarterly Update Call today at 5:00 p.m. EDT / 2:00 p.m. PDT. Jim Corbett, Alphatec’s President and Chief Executive Officer will lead the call. During the call the Company plans to provide further details underlying its third quarter 2014 financial results.

To access the webcast, please log on to www.alphatecspine.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. For those without access to the internet, the live call may be accessed by phone by calling toll-free (877) 556-5251 (U.S. / Canada) or (720) 545-0036 (international), participant passcode number 15426480. A replay of the call will also be available on the investor relations section of Alphatec Spine’s website for at least 30 days.

Non-GAAP Information

Alphatec Spine reports certain non-GAAP financial measures such as non-GAAP earnings and earnings per share, adjusted for effects of amortization and other non-recurring or expense items, such as loss on extinguishment of debt, restructuring expenses and transaction-related expenses. Adjusted EBITDA included in this press release is a non-GAAP financial measure that represents net income (loss) excluding the effects of interest, taxes, depreciation, amortization, stock-based compensation expenses, and other non-recurring income or expense items, such as severance expense, trial-related litigation expenses, restructuring expenses, IPR&D expenses and transaction-related expenses. The Company believes that non-GAAP adjusted EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of continuing operating performance, and a base-line for assessing the future earnings potential of the Company. For completeness, Management uses non-GAAP adjusted EBITDA in conjunction with GAAP earnings and earnings per common share measures. These non-GAPP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Included below are reconciliations of the non-GAAP financial measures to the comparable GAAP financial measure.

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About Alphatec Spine

Alphatec Spine, Inc., a wholly owned subsidiary of Alphatec Holdings, Inc., is a global provider of spinal fusion technologies for the treatment of spinal disorders associated with trauma, congenital deformities, disease and degeneration. The Company’s mission is to combine innovative surgical solutions with world-class customer service to improve outcomes and patient quality of life. The Company and its affiliates market products in the U.S. and internationally via a direct sales force and independent distributors.

Additional information can be found at www.alphatecspine.com.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Alphatec Spine cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Forward looking statements include the references to Alphatec Spine’s 2014 revenue and adjusted EBITDA guidance; the success of the Company to achieve gross margin, profitability and adjusted EBITDA improvements; the success of the Company’s initiatives to drive global sales growth, increase margins and increase operating efficiencies. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: the uncertainty of success in developing new products or products currently in Alphatec Spine’s pipeline, including without limitation the Arsenal Spinal Fixation System; the uncertainties regarding the ability to successfully license or acquire new products and the commercial success of such products; failure to achieve acceptance of Alphatec Spine’s products by the surgeon community, including without limitation the Arsenal Spinal Fixation System and the Illico products discussed in this press release; failure to successfully implement streamlining activities to create anticipated savings; failure to obtain FDA clearance or approval or international regulatory approvals for new products, including the products discussed in this press release, or unexpected or prolonged delays in the process; continuation of favorable third party payor reimbursement for procedures performed using the Company’s products; unanticipated expenses or liabilities or other adverse events affecting cash flow or the Company’s ability to successfully control its costs or achieve profitability; uncertainty of additional funding; the Company’s ability to operate its business through January 30th, 2015 without drawing down more than $6 million from the Deerfield credit facility; the Company’s ability to compete with other competing products and with emerging new technologies; the Company’s ability to meet its debt and payment obligations related to the Cross Medical and Orthotec settlements; product liability exposure; an unsuccessful outcome in any material litigation in which the Company is a defendant; patent infringement claims and claims related to the Company’s intellectual property. The words “believe,” “will,” “should,” “expect,” “intend,”

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“estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. Please refer to the risks detailed from time to time in Alphatec Spine’s SEC reports, including its Annual Report Form 10-K for the year ended December 31, 2013, filed on March 20, 2014 with the Securities and Exchange Commission, as well as other filings on Form 10-Q and periodic filings on Form 8-K. Alphatec Spine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

CONTACT: Investor/Media Contact:

Christine Zedelmayer

Investor Relations

Alphatec Spine, Inc.

(760) 494-6610

czedelmayer@alphatecspine.com

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ALPHATEC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts - unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues	$51,013	$50,196	$153,353	$151,659
Cost of revenues	14,272	25,532	46,305	61,303
Amortization of acquired intangible assets	435	432	1,328	1,289

Total cost of revenues	14,707	25,964	47,633	62,592

Gross profit	36,306	24,232	105,720	89,067
	71.2%	48.3%	68.9%	58.7%
Operating expenses:
Research and development	4,423	3,028	13,138	10,376
In-process research and development	527	—	527	—
Sales and marketing	18,649	18,149	56,545	55,804
General and administrative	10,213	11,443	33,676	34,018
Amortization of acquired intangible assets	742	741	2,257	2,255
Restructuring expenses	20	4,045	706	4,045

Total operating expenses	34,574	37,406	106,849	106,498

Operating income (loss)	1,732	(13,174)	(1,129)	(17,431)
Interest and other income (expense), net	(4,801)	(836)	(10,532)	(3,506)

Loss from continuing operations before taxes	(3,069)	(14,010)	(11,661)	(20,937)
Income tax (benefit) provision	(28)	500	948	883

Net loss	$(3,041)	$(14,510)	$(12,609)	$(21,820)

Net loss per basic share	$(0.03)	$(0.15)	$(0.13)	$(0.23)

Net loss per diluted share	$(0.04)	$(0.15)	$(0.13)	$(0.23)

Shares used in calculating basic net loss per share	97,391	96,381	97,040	96,046

Shares used in calculating diluted net loss per share	98,329	96,381	97,258	96,046

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ALPHATEC HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands - unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$20,169	$21,345
Restricted Cash	2,001	—
Accounts receivable, net	40,053	41,395
Inventories, net	41,986	41,939
Prepaid expenses and other current assets	7,230	7,694
Deferred income tax assets	1,273	1,372

Total current assets	112,712	113,745
Property and equipment, net	26,510	28,030
Goodwill	175,089	183,004
Intangibles, net	32,428	39,064
Other assets	1,863	1,787

Total assets	$348,602	$365,630

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,333	$10,790
Accrued expenses	34,995	62,996
Deferred revenue	1,142	1,009
Common stock warrant liabilities	10,660	—
Current portion of long-term debt	8,042	4,924

Total current liabilities	66,172	79,719
Total long term liabilities	105,507	90,632
Redeemable preferred stock	23,603	23,603
Stockholders’ equity	153,320	171,676

Total liabilities and stockholders’ equity	$348,602	$365,630

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ALPHATEC HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts - unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating income (loss), as reported	$1,732	$(13,174)	$(1,129)	$(17,431)
Add back:
Depreciation	2,895	3,677	9,247	10,852
Amortization of intangible assets	379	2,525	1,174	5,568
Amortization of acquired intangible assets	1,177	1,173	3,585	3,544

Total EBITDA	6,183	(5,799)	12,877	2,533
Add back significant items:
Stock-based compensation	1,502	853	3,641	2,832
In-process research and development	527	—	527	—
Litigation settlement and trial costs	—	—	4,779	—
Restructuring and other charges	20	11,666	742	12,321

EBITDA, as adjusted for significant items	$8,232	$6,720	$22,566	$17,686

Net loss, as reported	$(3,041)	$(14,510)	$(12,609)	$(21,820)
Add back:
Amortization of acquired intangible assets	1,177	1,173	3,585	3,544
Amortization of intangible assets	379	2,525	1,174	5,568
In-process research and development	527	—	527	—
Litigation settlement and trial costs	—	—	4,779	—
Restructuring and other charges	20	11,666	742	12,321
Warrant fair value adjustment	(513)	—	292	—

Net loss, as adjusted for significant items	$(1,451)	$854	$(1,510)	$(387)

Net loss per common share - basic	$(0.03)	$(0.15)	$(0.13)	$(0.23)
Add back:
Amortization of acquired intangible assets	0.01	0.01	0.04	0.04
Amortization of intangible assets	0.00	0.03	0.01	0.06
Litigation settlement and trial costs	—	—	0.05	—
Restructuring and other charges	0.00	0.12	0.01	0.13
Warrant fair value adjustment	(0.01)	—	0.00	—

Net loss per common share - basic, as adjusted for significant items	$(0.01)	$0.01	$(0.02)	$(0.00)

Weighted-average shares - basic	97,391	96,381	97,040	96,046

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ALPHATEC HOLDINGS, INC.

RECONCILIATION OF GEOGRAPHIC SEGMENT REVENUES AND GROSS PROFIT

(in thousands, except percentages - unaudited)

	Three Months Ended				% Change
	September 30,		% Change	% Change	Foreign
	2014	2013	As Reported	Operations	Currency
Revenues by geographic segment
U.S.	$34,808	$33,696	3.3%	3.3%	0.0%
International	16,205	16,500	-1.8%	0.6%	-2.4%

Total revenues	$51,013	$50,196	1.6%	2.4%	-0.8%

Gross profit by geographic segment
U.S.	$26,378	$19,293
International	9,928	4,939

Total gross profit	$36,306	$24,232

Gross profit margin by geographic segment
U.S.	75.8%	57.3%
International	61.3%	29.9%

Total gross profit margin	71.2%	48.3%

	Nine Months Ended				% Change
	September 30,		% Change	% Change	Foreign
	2014	2013	As Reported	Operations	Currency
Revenues by geographic segment
U.S.	$101,376	$99,249	2.1%	2.1%	0.0%
International	51,977	52,410	-0.8%	1.3%	-2.1%

Total revenues	$153,353	$151,659	1.1%	1.9%	-0.8%

Gross profit by geographic segment
U.S.	$74,210	$62,843
International	31,510	26,224

Total gross profit	$105,720	$89,067

Gross profit margin by geographic segment
U.S.	73.2%	63.3%
International	60.6%	50.0%

Total gross profit margin	68.9%	58.7%

Footnotes:

1)	The impact from foreign currency represents the percentage change in 2014 revenues due to the change in foreign exchange rates for the periods presented.

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